UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 10, 2020

BLACK RIDGE OIL & GAS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-53952	27-2345075
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

110 North 5th Street, Suite 410

Minneapolis, MN 55403

(Address of principal executive offices)

(Zip Code)

Registrant’s telephone number, including area code:  (952) 426-1241

_________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(g) of the Act:

Title of each Class	Trading Symbol	Name of each exchange on which registered
Common Stock	ANFC	OTCQB

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01 Entry into a Material Definitive Agreement.

(a)

On June 9, 2020, Black Ridge Oil & Gas, Inc. (“Black Ridge” or “the Company”) entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”), between the Company and S-FDF, LLC, a Texas limited liability company (the “Seller”), pursuant to which the Company will acquire $2.5 million in cash and certain assets and agreements related to the Seller’s freeze dried fruits and vegetables business for human consumption (the “Purchased Assets”) and enter into certain employment and registration rights agreements. The Company will not assume any liabilities of Seller or any liabilities, liens, or encumbrances pertaining to or encumbering the Purchased Assets except for those related to agreements or arrangements specified in the Asset Purchase Agreement.

Subject to the terms of Asset Purchase Agreement, Seller will transfer the Purchased Assets to the Company in exchange for the issuance of 1,120,000 shares of the Company’s common stock to the Seller representing 41.18% of the Company’s issued and outstanding common stock (the “Seller Shares”). The amount of Seller Shares to be issued is subject to adjustment, as specified in the Asset Purchase Agreement, based on the extent to which amount of cash proceeds held by the Company, as derived from the sale of the Company’s holdings of shares of common stock in Allied Esports Entertainment, Inc. (“AESE Shares”), are less than $5,000,000 or greater than $6,000,000 on the date specified in the Asset Purchase Agreement (the “Final Determination Date”). The Final Determination Date will be the first anniversary of the closing of the Asset Purchase Agreement if by January 1, 2021, the Company has contributed $4,000,000 to the business in the form of proceeds from the sale of AESE Shares, proceeds from a financing secured by the AESE Shares, proceeds from an equity or convertible debt financing, legal fees paid in connection with the Asset Purchase Agreement or expenses incurred by the Company after August 1, 2020 (the “Company Contribution”). If the Company Contribution is less than $4 million on January 1, 2021, then the Final Determination Date will be January 1, 2021.

The Company expects to close the transaction on or about October 1, 2020, subject to extension by mutual agreement of the parties, provided that all closing conditions have been satisfied including the appointment of Ira Goldfarb, Claudia Goldfarb, and a person designated by the Goldfarbs to the Company’s Board of Directors with Ira Goldfarb appointed as Executive Chairman and Chairman of the Board and the Company’s entry into employment agreements with the Goldfarbs and Kenneth DeCubellis, the Company’s Chief Executive Officer and Interim Chief Financial Officer, who will be the only employees of the Company upon the closing of the Asset Purchase Agreement.

The Asset Purchase Agreement may be terminated in the event of a material breach of the provisions of the Asset Purchase Agreement, by mutual consent of the Company and Seller, by either the Company or Seller after October 31, 2020 absent a material breach or failure to comply with the provisions of the Asset Purchase Agreement, or by either party upon payment of a $5,000,000 termination fee.

The foregoing summary of the Asset Purchase Agreement is not intended to be complete and is qualified in its entirety by reference to the full text of the Asset Purchase Agreement. The Company intends to file the Asset Purchase Agreement as an exhibit to its Quarterly Report on Form 10-Q for the quarter ending June 30, 2020, or in an earlier filing.

On June 10, 2020, the Company issued a press release announcing its entry into the Asset Purchase Agreement, a copy of which is furnished as Exhibit 99.1 and is available on the Company’s investor relations website at https://ir.stockpr.com/blackridgeoil/overview.

Item 9.01. Financial Statements and Exhibits.

(d)        Exhibits

Exhibit No.	Description

99.1	Press Release dated June 10, 2020

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Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLACK RIDGE OIL & GAS, INC.

	By:	/s/ Kenneth DeCubellis
Kenneth DeCubellis
Chief Executive Officer and Interim Chief Financial Officer

Date: June 10, 2020

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